CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 25, 2022, with respect to the financial statements of Allspring Managed Account CoreBuilder Shares – Series M (formerly, Wells Fargo Managed Account CoreBuilder Shares – Series M), one of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of December 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 25, 2022